Exhibit 99.1
NEWS
Anadarko Announces Pricing of
$750 Million of Senior Notes
HOUSTON, March 9, 2010 – Anadarko Petroleum Corporation (NYSE: APC) today announced it has priced its registered public offering of $750 million 6.200% Senior Notes due 2040.
     Anadarko expects to close the offering on March 16, 2010 and intends to use the net proceeds from the offering to fund a portion of the purchase price for its cash tender offer for any and all 6.750% Senior Notes due 2011, originally issued by Anadarko Finance Company, a wholly owned subsidiary of Anadarko, and its partial cash tender offer for the 6.875% Notes due 2011 issued by Kerr-McGee Corporation, a wholly owned subsidiary of Anadarko, and 6.125% Notes due 2012 and 5.000% Notes due 2012 issued by Anadarko.
     UBS Securities LLC, Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from UBS Securities LLC by calling 877-827-6444 ext. 561-3884 or by mail to UBS Securities LLC, Attention: Prospectus Specialist, 299 Park Avenue, New York, NY 10171; Goldman, Sachs & Co. by calling 212-902-1171 or 866-471-2526 or by emailing to prospectus-ny@ny.email.gs.com or by mail to Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004; Citigroup Global Markets Inc. by calling 877-858-5407 or by mail to Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220; Credit Suisse Securities (USA) LLC by mail to Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010; Deutsche Bank Securities Inc. by calling 800-503-4611 or by emailing to prospectusrequest@list.db.com or by mail to Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, NJ 07311; or Morgan Stanley & Co. Incorporated by calling 866-718-1649 or by emailing to prospectus@morganstanley.com or by mail to 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on August 14, 2009.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
# # #
Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Dean Hennings, dean.hennings@anadarko.com, 832.636.2462